Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

ADIDAS-SALOMON AG,

RUBY MERGER CORPORATION

and

REEBOK INTERNATIONAL LTD.

Dated as of August 2, 2005

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.1 Organization and Qualification
SECTION 4.2 Authority
SECTION 4.3 No Conflict; Required Filings and Consents
SECTION 4.4 Brokers
SECTION 4.5 Operations of Merger Sub
SECTION 4.6 Ownership of Shares
SECTION 4.7 Financing
SECTION 4.8 Absence of Litigation
SECTION 4.9 Proxy Statement
SECTION 4.10 Vote/Approval Required

ARTICLE V CONDUCT PENDING THE MERGER

SECTION 5.1 Conduct of the Company Pending the Merger
SECTION 5.2 Conduct of Parent Pending the Merger
SECTION 5.3 No Control of Other Party’s Business
SECTION 5.4 Certain Notices

ARTICLE VI ADDITIONAL AGREEMENTS

SECTION 6.1 Stockholders Meeting
SECTION 6.2 Proxy Statement; Information Supplied
SECTION 6.3 Access to Information; Confidentiality
SECTION 6.4 Acquisition Proposals
SECTION 6.5 Employment and Employee Benefits Matters
SECTION 6.6 Directors’ and Officers’ Indemnification and Insurance
SECTION 6.7 Further Actions
SECTION 6.8 Public Announcements
SECTION 6.9 Takeover Statutes
SECTION 6.10 Section 16(b)
SECTION 6.11 Third Party Consents
SECTION 6.12 Financing
SECTION 6.13 Director Resignations
SECTION 6.14 Delisting
SECTION 6.15 Restructuring

ARTICLE VII CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger
SECTION 7.2 Conditions to Obligations of Parent and Merger Sub
SECTION 7.3 Conditions to Obligations of the Company

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination

SECTION 8.2 Effect of Termination
SECTION 8.3 Expenses
SECTION 8.4 Amendment
SECTION 8.5 Waiver

ARTICLE IX GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties and Agreements
SECTION 9.2 Notices
SECTION 9.3 Certain Definitions
SECTION 9.4 Severability
SECTION 9.5 Entire Agreement; Assignment
SECTION 9.6 Parties in Interest
SECTION 9.7 Governing Law
SECTION 9.8 Headings
SECTION 9.9 Counterparts
SECTION 9.10 Jurisdiction
SECTION 9.11 Enforcement of Agreement; Specific Performance
SECTION 9.12 Interpretation
SECTION 9.13 WAIVER OF JURY TRIAL

INDEX OF PRINCIPAL TERMS

Acquisition Proposal
affiliate
Agreement
Antitrust Law
Articles of Merger
Articles of Organization
beneficial owner
beneficially owned
Book-Entry Shares
business day
ByLaws
Certificates
Change in Company Recommendation
Closing
Closing Date
Collective Bargaining Agreements
Common Stock
Company
Company Board Recommendation
Company Disclosure Schedule
Company Employees
Company ESPPs
Company Material Adverse Effect
Company Plan
Company Representatives
Company Requisite Vote
Company Rights
Company Rights Agreement
Company SEC Reports
Company Securities
Company Stock Options
Company Stock Plans
Company’s Financial Advisor
Confidentiality Agreement
Continuing Employees
Contract
control
controlled
controlled by
Controlled Group
Convertible Debentures
corresponding section
Costs

Deferred Share Awards
Dissenting Shares
DOJ
ECMR
Effective Time
Environmental Laws
Environmental Permits
ERISA
Exchange Act
Exchange Agent
Exchange Fund
Exon-Florio
Financing
Foreign Antitrust Laws
Foreign Benefit Plan
FTC
Government Plans
Governmental Entity
HSR Act
Indebtedness
Indemnified Parties
Intellectual Property
knowledge
Law
Leased Real Property
Licenses
Lien
Material Contract
Materials of Environmental Concern
MBCA
Merger
Merger Consideration
Merger Sub
Notice Period
NYSE
Order
Owned Real Property
Parent
Parent Disclosure Schedule
Parent Material Adverse Effect
Permitted Liens
person
Proxy Statement
Real Property
Restricted Shares
Sarbanes-Oxley Act

v

SEC
Securities Act
Shares
Significant Subsidiary
Stockholders Agreement
Stockholders Meeting
subsidiary
Subsidiary Securities
Superior Proposal
Surviving Corporation
Takeover Statute
Tax Return
Taxes
Termination Date
Termination Fee
U.S. generally accepted accounting principles
under common control with
WARN

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2005 (this “Agreement”), among adidas-Salomon AG, a corporation organized under the laws of the Federal Republic of Germany (“Parent”), Ruby Merger Corporation, a Massachusetts corporation which is wholly-owned by Parent or one or more wholly-owned subsidiaries of Parent (“Merger Sub”), and Reebok International Ltd., a Massachusetts corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has (i) approved and adopted this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Massachusetts Business Corporation Act (the “MBCA”), upon the terms and subject to the conditions set forth herein, and (ii) resolved to recommend approval of this Agreement by the stockholders of the Company;

WHEREAS, each of the Executive and Supervisory Boards of Parent and the Board of Directors of Merger Sub have approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the MBCA, upon the terms and conditions contained herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a stockholders agreement with Parent and Merger Sub (the “Stockholders Agreement”) pursuant to which such stockholders are agreeing, in their capacity as stockholders of the Company, to vote to approve this Agreement and take certain other actions in furtherance of the Merger, in each case, upon the terms and conditions contained therein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION  1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the MBCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION  1.2  Closing; Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the fifth business day after the satisfaction or waiver of the conditions set forth in

Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.  As soon as practicable following the Closing, on the Closing Date, the parties hereto shall cause articles of merger (the “Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Massachusetts, in such form as required by, and executed and delivered in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being the “Effective Time”) and shall make all other filings or recordings required under the MBCA in connection with the Merger.

SECTION  1.3  Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the MBCA.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION  1.4  Articles of Organization and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of organization and bylaws of the Company, each as in effect immediately prior to the Effective Time, shall be the articles of organization and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION  1.5  Directors and Officers of the Surviving Corporation.  The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified, as the case may be, in accordance with the articles of organization and bylaws of the Surviving Corporation and applicable Law.  The officers of the Company (other than those who Parent determines shall not remain as officers of the Surviving Corporation) immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office with the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified, as the case may be, in accordance with the articles of organization and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION  2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of capital stock of Merger Sub or any shares of capital stock of the Company:

(a)                                  Subject to Section 2.1(c), each share of Common Stock, par value $0.01 per share, of the Company the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.1(b) or that remain outstanding pursuant to Section 2.1(c) and any Dissenting Shares (as defined in Section 2.4(a)) (all such shares of Common Stock, the “Shares”) shall be automatically converted into the right to receive Fifty-Nine Dollars ($59.00) in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist and, subject to Section 2.4(a), each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto except the right to receive Merger Consideration pursuant to this Section 2.1(a) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(b)                                 Subject to Section 2.1(c), each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

(c)                                  Each Share owned by any direct or indirect wholly-owned subsidiary of the Company shall remain outstanding and continue to exist as shares of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)                                 Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e)                                  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split or combination, recapitalization, stock dividend, reclassification, redenomination, adjustment of par value, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of the Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to any further adjustment in accordance with this sentence.

SECTION  2.2  Surrender of Shares.

(a)                                  Following the date of this Agreement and prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares (“Certificates”) or Shares represented by book-entry (“Book-Entry Shares”), as the case may be, for Merger Consideration.  At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.1(a).  Such funds delivered to the Exchange Agent are herein referred to as the “Exchange Fund”.  The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Shares entitled to receive such consideration.  Any interest or income provided by such investments shall be payable to the Surviving Corporation or Parent, as directed by Parent.

(b)                                 Promptly after the Effective Time (but in any event within five (5) days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of Shares, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares, for payment of the Merger Consideration therefor.  Each stockholder, upon surrender by such holder to the Exchange Agent of its Certificate or Book-Entry Shares, as applicable, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, shall be entitled to receive in exchange therefor the amount of cash (in U.S. dollars) that such stockholder has the right to receive pursuant to this Article II, after giving effect to any required withholdings pursuant to Section 2.2(f).  No interest shall be paid or accrue for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed, with signatures guaranteed, and shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable.  Until so surrendered, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)                                  From and after the Effective Time, the Shares shall no longer be outstanding and, subject to Section 2.4(a), no holder of Shares shall have any rights with respect thereto except the right to receive Merger Consideration in respect of such Shares pursuant to this Article II, without interest, and only upon compliance with the applicable provisions of this

Article II.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time.  After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d)                                 At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest or income received with respect thereto) remaining in the Exchange Fund.  To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Common Stock for any amount properly paid from the Exchange Fund or otherwise delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares represented by the Certificate pursuant to this Article II.

(f)                                    Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of this payment under the Code, or under any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by or on behalf of Parent or the Surviving Corporation, Parent or the Surviving Corporation, as the case may be, shall be treated as though it withheld an appropriate amount of consideration otherwise payable pursuant to this Agreement to any former holder of Shares and paid these cash proceeds to the appropriate Taxing authority.  Such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent or Merger Sub.

SECTION  2.3  Options; Restricted Stock; Company ESPPs.

(a)                                  The Company shall provide that, as of the Effective Time, each option to purchase Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable), shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholdings and without interest) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Common Stock over (B) the exercise price per share of Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Common Stock subject to such Company Stock

Option.  In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without payment therefor and have no further force or effect.

(b)                                 Each share of Common Stock granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and, at the Effective Time, the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share in accordance with Section 2.1, less applicable withholdings and without interest.

(c)                                  The Company shall provide that, as of the Effective Time, any award of deferred shares of Common Stock granted under any Company Stock Plan (the “Deferred Share Awards”) which is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled by the Company and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholdings, if any, and without interest) equal to the product of (i) the Merger Consideration per share of Common Stock, multiplied by (ii) the total number of shares of Common Stock subject to such Deferred Share Award.

(d)                                 The foregoing provisions of this Section 2.3 shall not apply to the Company’s 1987 Employee Stock Purchase Plan, 1992 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPPs”).  The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPPs effective as of the Effective Time and all outstanding rights thereunder at the Effective Time, and ensure that no new offering periods thereunder commence during the period from the date of this Agreement through the Effective Time.  The offering periods currently in effect as of the date of this Agreement shall end in accordance with the terms of the applicable Company ESPP; provided that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period; and provided further that, on the last day of the current offering periods, each participant in the applicable Company ESPP will be credited with the number of share(s) of Common Stock purchased for his or her account(s) under the applicable Company ESPP in respect of the applicable offering period in accordance with the terms of the applicable Company ESPP.

(e)                                  Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 2.3.

SECTION  2.4  Dissenting Shares.

(a)                                  Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have perfected their rights to dissent from the Merger under the MBCA and who have not effectively withdrawn or lost such right to dissent under the MBCA as of the Effective Time (the “Dissenting Shares”) shall not be converted into, or represent the right to receive, Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by the applicable provisions of the MBCA; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively withdraw or lose such right to dissent under the applicable provisions of the MBCA, such stockholder’s shares of Common Stock in respect of which the stockholder would otherwise be entitled to receive fair value under the applicable provisions of the MBCA shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration less applicable withholdings and without interest as compensation for such cancellation.

(b)                                 The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Common Stock, withdrawals of such notices and any other instruments or notices served under the applicable provisions of the MBCA relating to dissenters’ rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under the applicable provisions of the MBCA.  The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment or other commitment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the corresponding section of the Disclosure Schedule delivered by the Company to the Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION  3.1  Organization and Qualification; Subsidiaries.  Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  Each of the Company and its subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned, leased or operated by it or the conduct of its business or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  “Company Material Adverse Effect” means any change, event, circumstance or effect that, taken as a whole, is or would be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the

Company and its subsidiaries taken as a whole, other than any change, event, circumstance or effect resulting from (i) changes after the date of this Agreement in general U.S. or global economic conditions (except to the extent that those changes have a disproportionate effect on the Company or its subsidiaries relative to other participants in the industry in which the Company and its subsidiaries operate), (ii) general changes after the date of this Agreement in the industry in which the Company and its subsidiaries operate (except to the extent that those changes have a disproportionate effect on the Company or its subsidiaries relative to other participants in such industry), or (iii) the announcement of this Agreement or of the transactions contemplated hereby, including without limitation terminations or other negative impacts on relationships with customers, suppliers or other persons who have business relations with the Company and its subsidiaries that result from such announcement.  Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 includes all of the significant subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”)) of the Company as of the end of such fiscal year (each such significant subsidiary, a “Significant Subsidiary”).  Other than subsidiaries that are wholly-owned by the Company or by another Company subsidiary, and other than as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity interests in any other person, except for passive investments in any other person which do not exceed 1% of such other person’s outstanding equity interests.

SECTION  3.2  Articles of Organization and Bylaws.  The Company has heretofore furnished or otherwise made available to Parent a true, complete and correct copy of the restated articles of organization (the “Articles of Organization”) and the bylaws (the “Bylaws”) of the Company, in each case as currently in effect.  The Articles of Organization and Bylaws of the Company, as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Company.  The Company is not in violation of any provisions of its Articles of Organization or Bylaws in any material respect.

SECTION  3.3  Capitalization.

(a)                                  The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and no shares of preferred stock.  As of July 29, 2005, (i) 59,777,962 shares of Common Stock (not including 36,716,225 shares of Common Stock owned by RBK Holdings plc) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 7,078,626 shares of Common Stock were reserved for issuance upon or otherwise deliverable in connection with the exercise or payment of outstanding Company Stock Options or Deferred Share Awards issued or granted pursuant to the Company Stock Plans, (iii) 124,000,000 shares of Common Stock were reserved for issuance upon the exercise of the rights (the “Company Rights”) issued pursuant to the Company’s Common Stock Rights Agreement, dated June 14, 1990, between the Company and American Stock Transfer and Trust Company, as rights agent, as amended (the “Company Rights Agreement”), and (iv) no other shares of Common Stock are reserved for issuance by the Company.  From July 29, 2005 through the date of this Agreement, the only shares of Common Stock issued have been pursuant to the Company Stock Options listed in Section 3.3(a)(i) of the Company Disclosure Schedule.  Section 3.3(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all outstanding Company Stock Options, grouped by grant date and exercise price, and Deferred Share Awards, in the aggregate.  Section 3.3(a)(ii) of the Company Disclosure Schedule sets forth the number of warrants issued by the Company to National Football League Properties, Inc., the number of shares issuable or deliverable upon exercise thereof, the vesting schedule (if applicable), the expiration date and the exercise price relating thereto.  Except as set forth in Section 3.3(a)(i) and Section 3.3(a)(ii) of the Company Disclosure Schedule and except for the Company Rights and the Company’s 2.00% Convertible Debentures due May 1, 2024, the terms of which are governed by the Indenture, dated as of April 30, 2004, between the Company and U.S. Bank National Association, as trustee, and the Company’s Series B 2.00% Convertible Debentures due May 1, 2024, the terms of which are governed by the Indenture, dated as of November 29, 2004, between the Company and U.S. Bank National Association, as trustee (collectively, the “Convertible Debentures”), (A) there are no outstanding options, warrants, calls, convertible securities, preemptive rights or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver, or giving any person a right to subscribe for or acquire from the Company or its subsidiaries, any shares of capital stock, voting securities or other equity or ownership interests of the Company or any securities or obligations convertible or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity or ownership interests of the Company (“Company Securities”), (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no voting agreements, proxies, shareholder agreements or similar arrangements relating to the voting of any issued or unissued Company Securities to which the Company or any of its subsidiaries is a party.  RBK Holdings plc owns 36,716,225 shares of Common Stock, and no other subsidiary of the Company owns any Company Securities.

(b)                                 There are no outstanding stock appreciation rights or similar rights issued by the Company pursuant to any of the Company Stock Plans or otherwise.  Except for the Convertible Debentures, none of the Company or any of its subsidiaries has outstanding any bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter.

(c)                                  Each of the outstanding shares of capital stock, other ownership interests and other voting securities of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares, other ownership interests and voting securities are owned by the Company or another wholly-owned subsidiary of the Company, in each case, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever (each a “Lien”).  Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, (A) there are no outstanding options, warrants, calls, convertible securities, preemptive rights or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver, or giving any person a right to subscribe for or acquire from the Company or its subsidiaries, any shares of capital stock, voting securities or other equity or ownership interests of any subsidiary of the Company or any securities or obligations convertible or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity or ownership interests of any subsidiary of the Company (“Subsidiary Securities”), (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities and (C) there are no voting agreements, proxies, shareholder agreements or similar arrangements relating to the voting of any issued or unissued Subsidiary Securities to which the Company or any of its subsidiaries is a party.

(d)                                 Except for the Company Rights Agreement and except as set forth in Section 3.3(d) of the Company Disclosure Schedule or as filed as an exhibit to any of the Company SEC Reports filed prior to the date of this Agreement, there are no outstanding obligations of the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries is or could be required to register shares of Common Stock or any other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

SECTION  3.4  Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings by or on the part of the Company are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby (other than (i) approval of this Agreement by the vote of the holders of two-thirds of the outstanding shares of Common Stock (the “Company Requisite Vote”), and (ii) the filing with the Secretary of State of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).  The Board of Directors of the Company, acting unanimously by resolutions duly adopted at a meeting duly called and held, has (A) approved and adopted this Agreement in accordance with the MBCA, and (B) subject to the provisions of Section 6.4, resolved to submit this Agreement and the Merger to the holders of Common Stock at the Stockholders Meeting and recommend that such holders vote in favor of the approval of this Agreement at the Stockholders Meeting.  A complete and correct copy of the resolutions referred to in the preceding sentence has been delivered to Parent on or prior to the date of this Agreement.  The only vote of the stockholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION  3.5  No Conflict; Required Filings and Consents.

(a)                                  The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby by the Company, do not and will not: (i) conflict with or violate the Articles of Organization or Bylaws of the Company; (ii) conflict with or violate the certificate of incorporation, by-laws or comparable constituent documents of any of the subsidiaries of the Company; (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement, assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (i) through (ix) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, or violate, any law, decree, statute, rule, ordinance, code or regulation, including common law (any of the foregoing, a “Law”), or order, stay, decree, writ, settlement, award, stipulation, ruling, injunction or judgment (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”), applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound; or (iv) other than as set forth in Section 3.5(a) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement, (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, require any consent or approval under, (B) give rise to any right of termination, cancellation, amendment, acceleration or other alteration in the rights under, or (C) result in the creation of any Lien on any of the properties, assets or rights of the Company or any of its subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound.

(b)                                 The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby by the Company, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, tribunal or other governmental body (each, a “Governmental Entity”), except for: (i) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (ii) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the New York Stock Exchange, Inc. (the “NYSE”); (iv) the filing with the Secretary of State of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA; (v) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”); (vi) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR; (vii) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations or judicial doctrines of jurisdictions other than the United States and the European Union or its member states or of investment Laws relating to foreign ownership (collectively, “Foreign Antitrust Laws”); (viii) the applicable requirements under Section 721 of Title VIII of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended, and the rules and regulations promulgated thereunder (“Exon-Florio”); and (ix) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement.

SECTION  3.6  Compliance.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is in violation of any Law or Order to which the Company or any of its subsidiaries is subject or by which its or any of their respective properties are bound, except for any such violation which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its subsidiaries have all permits, licenses, exemptions, orders, consents, approvals, franchises and other authorizations (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect, except for any such Licenses the failure of which to have or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION  3.7  SEC Filings; Financial Statements.

(a)                                  The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2003 (all forms, reports, statements, certificates and other documents, including any financial statements, filed by the Company with the SEC since January 1, 2003, whether or not required to be filed, collectively, the “Company SEC Reports”).  None of the Company’s subsidiaries is required to file periodic reports with the SEC under the Exchange Act.  Each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act on the date it was filed or, if amended prior to the date of this Agreement, on the date of such amendment.  None of the Company SEC Reports, when filed or, if amended prior to the date of this Agreement, on the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  No securities issued by any subsidiary of the Company (i) are registered or required to be registered with the SEC under the Exchange Act or (ii) were issued under a registration statement filed with the SEC under the Securities Act which registration statement became effective after January 1, 2004.

(b)                                 Each of the consolidated financial statements of the Company and its subsidiaries (including the related notes and schedules) included in the Company SEC Reports has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto).  Each of the consolidated balance sheets of the Company and its subsidiaries included in the Company SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and each of the related consolidated statements of income, cash flows and stockholders’ equity included in the Company SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows and stockholders equity of the Company and its subsidiaries for the periods indicated (subject, in the case of unaudited statements, to normal period-end adjustments that will not be material in amount or effect) in each case in conformity with U.S. generally accepted accounting principles consistently applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto).

(c)                                  Since December 31, 2004, neither the Company nor any of its subsidiaries has incurred any liabilities of a nature required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet or in the notes thereto except: (i) as and to the extent (A) set forth on the unaudited balance sheet of the Company and its subsidiaries as of March 31, 2005 or in the notes thereto contained in its quarterly report filed with the SEC on Form 10-Q for the quarter then ended or (B) described in any Company SEC Reports filed with the SEC after March 31, 2005 and prior to the date of this Agreement; (ii) as incurred pursuant to the transactions contemplated by this Agreement; or (iii) as incurred after March 31, 2005 in the ordinary course of business consistent with past practice which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)                                 The Company has (i) designed and maintains (A) disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known on a timely basis to the management of the Company (including those members of management who are responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents) by others within those entities and (B) internal controls over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles, and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)                                  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), neither the Company nor any of its affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any of its subsidiaries.

SECTION  3.8  Absence of Certain Changes or Events.

(a)                                  Except as disclosed in the Company SEC Reports filed after December 31, 2004 and prior to the date of this Agreement, from December 31, 2004 to the date of this Agreement, the Company and its subsidiaries have conducted their businesses, in all material respects, only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of these businesses consistent with past practice.

(b)                                 Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2004, there has not been any change, event, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION  3.9  Absence of Litigation.  Except (i) as set forth in Section 3.9 of the Company Disclosure Schedule, (ii) as disclosed in the Company SEC Reports filed prior to the date of this Agreement or (iii) as would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement, there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of the directors or officers of the Company or any of its subsidiaries.  Except (i) as set forth in Section 3.9 of the Company Disclosure Schedule or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any Order, including any Order that prohibits or restricts the Company or any of its subsidiaries (or, following the Effective Time, Parent, the Surviving Corporation or any of their respective subsidiaries) from operating their respective business in a manner that is consistent with past practice.  No officer or director of the Company is a defendant in any action, suit, claim, hearing, proceeding, arbitration or mediation or, to the knowledge of the Company, the subject of any investigation (whether civil, criminal, administrative or otherwise) by any Governmental Entity in connection with his or her status as an officer or director of the Company.  To the knowledge of the Company, there are no formal or informal inquiries or investigations by any Governmental Entity pending or threatened, in each case, regarding any accounting, internal control or disclosure practices of the Company or any of its subsidiaries or compliance by the Company or any of its subsidiaries with securities Laws.

SECTION  3.10  Employee Benefit Plans.

(a)                                  Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan.  For purposes of this Agreement, the term “Company Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including “multiemployer plans” within the meaning of Section 3(37) of ERISA, and any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement), whether formal or informal, oral or written, whether contained in any collective bargaining agreement or otherwise, (i) under which (A) any current or former employee, or director, independent contractor or consultant, of the Company or any of its subsidiaries (collectively, the “Company Employees”) has any present or future right (determined as of the date of this Agreement) to benefits and which are contributed to, sponsored by or maintained by the Company or any of its subsidiaries or (B) the Company or any of its subsidiaries is reasonably expected to have any present or future liability (determined as of the date of this Agreement) (other than such benefits as may be provided by Law or otherwise required by Law to be provided by the Company or any of its subsidiaries (“Government Plans”)), and (ii) which is maintained within the jurisdiction of the United States or covers any Company Employee who resides or works for the Company or any of its subsidiaries in the United States.  Except as set forth in Section 3.10(a)-1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any employment, severance or change-in-control agreement with any executive officer of the Company.

(b)                                 With respect to each Company Plan, the Company has provided or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its subsidiaries to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the most recent year available (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, where applicable.

(c)                                  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; and (iii) no “reportable event” (as such term is defined in Section 4043 of the Code), no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan.  Each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.  Neither the Company nor any of its subsidiaries has incurred, or is expected to incur, any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its subsidiaries, and no Company Plan provides for any such benefits, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise required by any other applicable Law.

(d)                                 No Company Plan is subject to Title IV of ERISA and neither the Company, any of its subsidiaries nor any member of their Controlled Group has within the preceding six years sponsored or contributed to, or has or had any liability or obligation in respect of, any such plan.

(e)                                  With respect to any Company Plan or Foreign Benefit Plan, (i) there is no action, suit or claim (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Company, threatened, and there exist no facts or circumstances that could reasonably be expected to give rise to any such action, suit or claim; and (ii) except as described in Section 3.10(e) of the Company Disclosure Schedule, there is no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Entity pending or in progress or, to the knowledge of the Company, threatened, in either case, that could give rise, individually or in the aggregate, to a Company Material Adverse Effect.

(f)                                    Except as set forth in Section 3.10(f) of the Company Disclosure Schedule or by reason of the transactions contemplated in Section 2.3 or Section 6.5 of this Agreement, no material Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any termination of employment occurring on the Closing Date), will: (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Plan; or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.  Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, no Company Plan exists that contains terms which could result in payments under any of the Company Plans which would not be fully deductible by operation of Section 280G of the Code or Section 162(m) of the Code.

(g)                                 With respect to any plan, program or arrangement that would be a Company Plan but for the fact that it is maintained outside the jurisdiction of the United States or covers any Company Employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded to the extent so required by Law or Order and, with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the Company or its applicable subsidiary in accordance with local generally accepted accounting principles; and (iii) no liability or obligation of the Company or its subsidiaries exists with respect to such Foreign Benefit Plans (other than any such Foreign Benefit Plan that is a Government Plan) that has not been disclosed on Section 3.10(g)(iii) of the Company Disclosure Schedule.

(h)                                 Each Company Plan subject to Section 409A of the Code has been operated in material compliance with, and no circumstances exist that would reasonably be expected to result in any participant in any such Company Plan incurring any tax under, Section 409A of the Code and for which the Company is reasonably expected to have material liability and the applicable guidance thereunder.

SECTION  3.11  Labor and Employment Matters.

(a)                                  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its subsidiaries is in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, including but not limited to the Worker Adjustment and Retraining Notification Act, as amended (“WARN”), and all Laws of a similar nature, in each case, with respect to Company Employees, (ii) none of the Company or any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for Company Employees, (iii) there are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, and (iv) none of the Company or any of its subsidiaries is engaged in any unfair labor practices.

(b)                                 Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of their employees (the “Collective Bargaining Agreements”), nor is any such Collective Bargaining Agreement presently being negotiated.  Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed, with the National Labor Relations Board or any other U.S. or non-U.S. labor relations tribunal or authority and no such demand or proceeding has been made or brought within the past three years.

(c)                                  A copy of the Company’s Human Rights Production Standards policies and procedures has been made available to Parent prior to the date of this Agreement.  To the knowledge of the Company, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company’s subsidiaries, manufacturers, suppliers and agents (including independent contractors) has complied with such policies and procedures.

SECTION  3.12  Insurance.  Except as described in Section 3.12(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent and in accordance with industry practices or as is required by Law.

SECTION  3.13  Properties.  Except as described in Section 3.13(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its subsidiaries holds good and valid leasehold interests in the real property leased by any of them (the “Leased Real Property”), and has good and marketable title to all of the real property owned by any of them (the “Owned Real Property” and, together with the Leased Real Property, the “Real

Property”), free and clear of all Liens, other than Permitted Liens.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no monetary or other default exists under any lease or sublease under which the Leased Real Property is held and, to the knowledge of the Company, no event has occurred that with notice, lapse of time or both, individually or in the aggregate, would reasonably be likely to result in such a default.  As used in this Agreement, “Permitted Liens” means: (A) zoning restrictions, easements, rights-of-way or other restrictions on the use of the Real Property (provided that such liens and restrictions were incurred prior to the date of this Agreement and do not, individually or in the aggregate, materially interfere with the use of such Real Property or the Company’s or its subsidiaries’ operation of their respective businesses as currently operated); (B) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to U.S. generally accepted accounting principles have been made in respect thereof); (C) Liens for Taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to U.S. generally accepted accounting principles have been made in respect thereof); and (D) Liens set forth on Section 3.13(a) of the Company Disclosure Schedule with respect to the Indebtedness of the Company or its subsidiaries in existence as of the date of this Agreement, in each case as security for such Indebtedness and so long as there is no default under such Indebtedness.

SECTION  3.14  Tax Matters.  Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its subsidiaries has timely filed, or will timely file, with the appropriate taxing authorities all Tax Returns (as defined below) required to be filed by it on or prior to the Closing Date in the manner provided by Law and (ii) such Tax Returns were, and, in the case of Tax Returns to be filed, will be, complete and accurate in all respects.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Taxes (as defined below) due and payable (without regard to whether those Taxes are shown as due and payable on any Tax Return) by the Company or any of its subsidiaries have been paid or adequate reserves have been established in accordance with U.S. generally accepted accounting principles for the satisfaction of those Taxes.

(c)                                  As of the date of this Agreement, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material amount of federal, state, local or foreign income or other Taxes (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course).

(d)                                 Neither the Company nor any of its current subsidiaries (i) is a party to any Tax sharing or similar agreement that would reasonably be expected to give rise to a material payment obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit, lease or other commercial agreements the primary purpose of which does not relate to Taxes), or (ii) is or has ever been a member of an affiliated group filing a U.S. federal consolidated return (other than a group the common parent of which was the Company).

(e)                                  No deficiency for a material amount of Taxes has been proposed or threatened in writing, or asserted or assessed in writing, against the Company or any of its subsidiaries, except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and for which adequate reserves in accordance with U.S. generally accepted accounting principles have been established.

(f)                                    All material Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its subsidiaries have been paid in full or adequate reserves have been established for the payment thereof.

(g)                                 As of the date of this Agreement, to the knowledge of the Company, no material audit or examination or refund litigation with respect to any Tax Return is pending or has been threatened in writing.

(h)                                 Neither the Company nor any subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past five years.

(i)                                     Neither the Company nor any subsidiary of the Company has engaged in any “listed transactions” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(j)                                     Each of the Company and its subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(k)                                  There are no material Liens for material Taxes upon the assets of the Company or any of its subsidiaries, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with U.S. generally accepted accounting principles.

For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar taxes of any kind whatsoever, together with any interest and any penalties and additions to tax imposed by any Governmental Entity or other Taxing authority.  For purposes of this Agreement, “Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION  3.15  Opinion of Financial Advisor.  Credit Suisse First Boston LLC (the “Company’s Financial Advisor”) has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares.  A true and complete copy of the written opinion of the Company’s Financial Advisor will be delivered to Parent solely for informational purposes after receipt thereof by the Company.

SECTION  3.16  Brokers.  No broker, finder or investment banker is or will become entitled to any brokerage, finder’s or other fees or commissions, that together with all other such fees and commissions to which any other broker, finder or investment banker is or will become entitled, would exceed 0.55% of the Aggregate Consideration (as defined in Section 3.16 of the Company Disclosure Schedule) in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.  The Company will provide to Parent true and correct copies of all Contracts relating to the engagement of any such broker, finder or investment banker or pursuant to which any such broker, finder or investment banker is or will become entitled to any such fees or commissions after execution thereof by the Company.

SECTION  3.17  Takeover Statutes; Rights Agreement.

(a)                                  The Board of Directors of the Company has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Stockholders Agreement, the Merger and the other transactions contemplated hereby.  None of Chapters 110C, 110D or 110F of the Massachusetts General Laws or, to the knowledge of the Company, any other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover Law enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Statute”) is applicable to this Agreement, the Stockholders Agreement, the Merger or the other transactions contemplated hereby.

(b)                                 The Company has taken all necessary action so that (i) under the Company Rights Agreement, neither the execution nor delivery of this Agreement or the Stockholders Agreement, the performance by the parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereunder or thereunder, give rise to or will give rise to a “Distribution Date,” “Stock Acquisition Date” or “Offer Commencement Date,” or result in Parent or any of its affiliates becoming an “Acquiring Person” (each as defined in the Rights Agreement), under the Rights Agreement and (ii) the Company Rights shall expire, and shall no longer be exercisable, immediately prior to the Effective Time without any payment being made in respect thereof.

SECTION  3.18  Intellectual Property.

(a)                                  Except as set forth in Section 3.18(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries own or have a valid right to use all (i) patents, inventions, designs, techniques, developments, technology, know-how, (ii) copyrights and copyrightable works in any media, including but not limited to software, networks, systems, source code and related documentation, advertising, marketing and promotional materials, photographs, artwork, drawings, websites and website content, (iii) trademarks, service marks, brand names, corporate names, domain names, trade dress and other source indicators and the goodwill symbolized thereby, (iv) trade secrets, confidential information, databases, tools, methodologies, research, lists (including customer lists) and (v) personal rights of publicity (“Intellectual Property”), as are necessary for the conduct of their businesses as currently conducted, free and clear of all Liens (except Permitted Liens).

(b)                                 Except as listed on Section 3.18(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Intellectual Property that is owned by the Company or its subsidiaries is valid and enforceable; (ii) to the knowledge of the Company, the Company’s and its subsidiaries’ Intellectual Property does not infringe or otherwise violate the intellectual property rights of any third party and is not being infringed or violated by any third party; (iii) the Company and each of its subsidiaries make reasonable efforts to protect, police and maintain their Intellectual Property, including by securing reasonable confidentiality and invention assignment agreements with all current and former employees, agents and contractors; and (iv) the Company is not a party to any actions, suits, claims, hearings, proceedings, arbitrations, mediations or investigations (whether civil, criminal, administrative or otherwise) or any Order, and, to the knowledge of the Company, none is threatened or imminent, that challenges or impairs the validity, enforceability, ownership, or right to use, sell or license their Intellectual Property and, to the knowledge of the Company, there is no valid basis for same.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its subsidiaries are in compliance in all respects with (i) all applicable Laws with respect to data protection or privacy, and (ii) any posted or internal privacy policies relating to the protection of personally-identifiable information.

SECTION  3.19  Environmental Matters.

(a)                                  Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its subsidiaries comply, and during the term of all applicable statutes of limitation complied with or, in each case, has received a written waiver of the requirements of, all applicable Environmental Laws (as defined below) and with all applicable Environmental Permits (as defined below); (ii) there are no Materials of Environmental Concern (as defined below) at any property or facility currently or formerly owned, leased or operated by the Company or any of its subsidiaries, under circumstances that would reasonably be expected to require notification, investigation or cleanup or to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location; (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or is or has been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of

Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company; and (v) neither the Company nor any of its subsidiaries has assumed any liability under any Environmental Law.

(b)                                 For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)                                     “Environmental Laws” shall mean any applicable foreign, international, federal, state, or local Laws or Orders relating to (A) protection, preservation or cleanup of the indoor or outdoor environment or natural resources or (B) health or safety matters.

(ii)                                  “Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii)                               “Materials of Environmental Concern” shall mean any substance identified as hazardous by or subject to regulation or liability under the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act, the Federal Clean Water Act or any other Environmental Law.

(c)                                  A copy of the Company’s Restricted Substances Policy has been made available to Parent prior to the date of this Agreement.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its subsidiaries and, to the knowledge of the Company, each of their respective manufacturers, suppliers and agents (including independent contractors) has complied with such policies and procedures.

SECTION  3.20  Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, comply in all material respects with the requirements of the Exchange Act.

SECTION  3.21  Contracts.

(a)                                  Except as set forth in Section 3.21(a) of the Company Disclosure Schedule or as filed as an exhibit to a Company SEC Report filed prior to the date of this Agreement, as of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any: (i) Contract that would be required to be filed by the Company with the SEC pursuant to Item 404 or Item 601(b)(2) or (10) of Regulation S-K under the Securities Act; (ii) Contract with respect to any partnership, joint venture or strategic alliance that is material to the Company and its subsidiaries, taken as a whole; (iii) Contract that contains covenants that restrict in any material respect the ability of the Company or any of its subsidiaries (or which, following the Effective Time, could reasonably be expected to restrict in any material respect the ability of Parent, the Surviving Corporation or any of their respective subsidiaries) to compete in any line of business, industry or geographical area; (iv) Contract pursuant to which the Company or any of its subsidiaries has any Indebtedness in an amount in excess of $20,000,000 outstanding (other than any such Contract between the Company and any of its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company); (v) Contract pursuant to which the Company or any of its subsidiaries is obligated to make any guaranteed royalty or similar payments, or any payments based on revenues of the Company or any of its subsidiaries or affiliates with respect to any category of products or geographic region, which payments would reasonably be expected to exceed $10,000,000 annually; or (vi) Contract (other than purchase orders for the purchase of inventory in the ordinary course of business) which by its terms provides for payments by or to the Company or any of its subsidiaries in excess of $30,000,000 over the remaining term thereof.  Each such Contract described in clauses (i)-(vi) is referred to herein as a “Material Contract”.  “Indebtedness” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), including indebtedness evidenced by a note, bond, debenture or similar instrument and any guarantees or keep-well obligations or other contingent obligations in respect thereof; (B) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under U.S. generally accepted accounting principles; (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person (but excluding any such obligations entered into in connection with purchases of supplies or inventory in the ordinary course of business consistent with past practice or purchase of supplies or inventory as required by existing Contracts); and (D) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements.

(b)                                 Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for any such failure to be valid and binding or to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  There is no default under any Material Contract either by the Company or any of its subsidiaries party thereto or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION  3.22  Affiliate Transactions.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no executive officer or director of the Company or any of its subsidiaries or any person who beneficially owns 5% or more of the Common Stock (or any of such person’s immediate family members or affiliates) is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties, assets or rights or has any material interest in any material properties, assets or rights owned by the Company or any of its subsidiaries or has engaged in any transaction with or with respect to any of the foregoing in the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION  3.23  No Unlawful Payments.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or accepted or received any unlawful contributions, payments, gifts or expenditures, (c) made any direct or indirect unlawful payment to any U.S. or non-U.S. government official or employee from corporate funds or to any U.S. or non-U.S. political parties or campaigns, (d) violated or is in violation of any applicable export control, money laundering or anti-terrorism Law, or any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect, or (e) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding section of the Disclosure Schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION  4.1  Organization and Qualification.  Each of Parent and Merger Sub, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (as defined below).  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned, leased or operated by it or the conduct of its business or the nature or its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  “Parent Material Adverse Effect” means any change, event, circumstance or effect, taken as a whole, that would prevent, materially delay or materially impede the ability of Parent or Merger Sub to timely consummate the Merger or the other transactions contemplated by this Agreement.

SECTION  4.2  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action by each of the Supervisory and Executive Boards of Parent and the Board of Directors of Merger Sub and no other corporate proceedings by or on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than (i) the filing with the Secretary of State of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA and (ii) the vote or consent of Parent or one or more wholly-owned subsidiaries of Parent as the sole stockholder(s) of Merger Sub, which vote or consent shall have occurred prior to the Effective Time).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

SECTION  4.3  No Conflict; Required Filings and Consents.

(a)                                  The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation of the transactions contemplated hereby by Parent and Merger Sub, do not and will not: (i) conflict with or violate the articles of association of Parent or the certificate of incorporation or by-laws of Merger Sub; (ii) conflict with or violate the memorandum or articles of association, certificate of incorporation, by-laws or other constituent documents of any of the subsidiaries of Parent; (iii) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (i) through (ix) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound; or (iv) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, require any consent or approval under, or give rise to any right of termination, cancellation, amendment, acceleration or other alteration in the rights under, any Contracts to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (iii) and (iv), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (i) the applicable requirements of the Exchange Act; (ii)  the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the NYSE; (iv) the filing with the Secretary of State of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA; (v) the filing with the European Commission of a merger notification in accordance with the ECMR; (vi) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (vii) the applicable requirements of Foreign Antitrust Laws; (viii) the applicable requirements under Exon-Florio and (ix) any other consents, approvals, authorizations, filings or notices the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION  4.4  Brokers.  No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its subsidiaries.

SECTION  4.5  Operations of Merger Sub.  Prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

SECTION  4.6  Ownership of Shares.  As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire any Shares, in each case except pursuant to this Agreement.

SECTION  4.7  Financing.  Parent has or, at the Effective Time, will have sufficient funds to pay the aggregate Merger Consideration and all amounts payable pursuant to Section 2.3 of this Agreement.

SECTION  4.8  Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

SECTION  4.9  Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION  4.10  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent or one or more wholly-owned subsidiaries of Parent as the sole stockholder(s) of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

ARTICLE V

CONDUCT PENDING THE MERGER

SECTION  5.1  Conduct of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its subsidiaries shall be conducted in its ordinary course consistent with past practice and the Company shall use its commercially reasonable efforts to preserve intact its business organization, and to preserve its present relationships with its customers, suppliers and other persons with which it has significant business relations.  Between the date of this Agreement and the Effective Time, except pursuant to the transactions expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                  amend or otherwise change in any respect its Articles of Organization or Bylaws or any similar governing instruments;

(b)                                 except for transactions solely between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company (other than any transactions involving RBK Holdings plc), issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of shares of Common Stock issuable in accordance with the terms of outstanding Company Stock Options listed on Schedule 3.3(a)(i), the Convertible Debentures or the NFL Warrants);

(c)                                  declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or any other ownership interests (except for (i) regular semi-annual cash dividends on the Common Stock of no more than $0.15 per share or (ii) any dividend or distribution paid to the Company or a wholly-owned subsidiary of the Company);

(d)                                 adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of the Company or any of its subsidiaries or any securities convertible, exchangeable or exercisable for or into any such shares of capital stock or other ownership interests (other than the acquisition of Common Stock to satisfy employee tax withholding obligations in connection with the vesting of Restricted Shares), or engage in any internal reorganization or restructuring of the ownership structure of the subsidiaries, businesses and divisions of the Company and its subsidiaries that would be reasonably likely to have a Company Material Adverse Effect (other than any transaction involving RBK Holdings plc);

(e)                                  except for transactions solely between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company, acquire (whether by merger, consolidation, reorganization, consolidation, share exchange, acquisition of stock or assets, lease, license or otherwise) any corporation, partnership or other business organization or division thereof or equity or other ownership interests therein or any other assets, other than (i) any license or endorsement Contract pursuant to which the Company or any subsidiary of the Company is obligated to make payments that are not reasonably expected to exceed $5,000,000 annually (or, with respect to no more than two such license or endorsement Contracts, in each case, $7,000,000 annually); (ii) purchases of supplies or inventory in the ordinary course of business consistent with past practice and purchases of supplies, inventory or other assets as required by existing Contracts; (iii) capital expenditures permitted under Section 5.1(g)(ii); or (iv) any acquisition of assets (in a single transactions or a series of related transactions) for a purchase price (including the amount of any assumed Indebtedness) of up to $50,000,000 which is made in support of the Reebok brand or sports licensing business;

(f)                                    except for transactions solely between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company, pledge, sell, assign, license, lease, encumber or otherwise subject to a Lien (other than a Permitted Lien) or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or equity or other ownership interests therein or any other rights or assets, other than (x) pledges, sales, assignments, licenses, leases and encumbrances for less than $25,000,000 in the aggregate, and (y) sales or dispositions of inventory in the ordinary course of business consistent with past practice and sales or dispositions of inventory or other assets as required by existing Contracts;

(g)                                 (i) amend in any material respect or terminate any Material Contract or enter into any Contract that, if entered into prior to the date of this Agreement, would be a Material Contract (other than the entering into of any such Contract in connection with a transaction otherwise permitted under this Section 5.1); (ii) authorize or make any capital expenditures which exceed $10,000,000 individually (or with respect to a series of related capital expenditures), or $60,000,000 in the aggregate for the balance of the year ended December 31, 2005 or $100,000,000 in the aggregate for the year ended December 31, 2006; or (iii) enter into any new line of business outside of its existing business segments;

(h)                                 except for transactions solely between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, or grant any security interest in any of its assets to, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than (i) any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs in the ordinary course of business consistent with past practice; (ii) any letter of credit or duty bond entered into in the ordinary course of business consistent with past practice for an amount less than $2,000,000 individually or any letter of credit or duty bond entered in the ordinary course of business in connection with purchases of supplies or inventory in the ordinary course of business consistent with past practice or in connection with purchases of supplies or inventory as required by existing Contracts; or (iii) any other Indebtedness of less than $100,000,000 in the aggregate;

(i)                                     (i) increase the compensation or benefits of any Company Employee (except for increases in annual base salary or hourly wage rates in the ordinary course of business consistent with past practice for Company Employees who are not executive officers of the Company, or the payment of accrued or earned but unpaid bonuses payable in the ordinary course of business consistent with past practice); (ii) allow for the commencement of any new offering periods under any Company Stock Plan or other employee stock purchase plan; (iii) grant any severance or termination pay to any Company Employee; (iv) loan or advance any money or other property to any Company Employee (except for any such loan or advance made to any Company Employee (other than an executive officer of the Company) in the ordinary course of business consistent with past practice); (v) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement other than in the ordinary course of business consistent with past practice (except for any such arrangement that provides for severance payments or benefits, change in control protections or retention bonuses); (vi) grant any equity or equity-based awards; (vii) allow for the commencement of any new offering periods under any Company Stock Plan or other employee stock purchase plan; or (viii) hire, or terminate the employment of, any Company Employee who is an executive officer of the Company (other than any termination for cause);

(j)                                     (i) change any material Tax election; (ii) change any method of accounting or tax accounting; (iii) enter into any settlement or compromise of any material Tax liability (including any audits, examinations or litigations with respect to Taxes); (iv) file any amended Tax Return with respect to any material Tax; (v) change any annual Tax accounting period; (vi) enter into any closing agreement relating to any material Tax; or (vii) surrender any right to claim a material Tax refund;

(k)                                  except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 6.4 (and in such case only in accordance with the terms of Section 6.4), waive any of its rights under, or release any other party from, amend, or fail to take all reasonable steps to enforce its rights under, any provision of any standstill agreement;

(l)                                     enter into or otherwise become party to any Contract that will restrict or limit, in any material respect, the ability of the Surviving Corporation, Parent or any of their subsidiaries from conducting, from and after the Closing, any of their respective businesses in any geographical area, other than renewals of distributor agreements in the ordinary course of business consistent with past practice for a renewal term not to exceed twelve months;

(m)                               settle or compromise any litigation other than settlements or compromises of litigation involving only monetary payments and where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed $5,000,000;

(n)                                 knowingly take any action that would result in the Common Stock ceasing to be listed on the NYSE;

(o)                                 take any action to (i) amend the Rights Agreement, (ii) redeem the rights subject to the Rights Agreement or (iii) exempt any person (other than Parent and Merger Sub) from the Rights Agreement;

(p)                                 implement or effect any material reduction in force, plant or operating unit closing, lay-off, early retirement, window or separation program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries; or

(q)                                 agree to take or approve any of the actions described in Sections 5.1(a) through 5.1(q).

SECTION  5.2  Conduct of Parent Pending the Merger.  Between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries shall, without the prior written consent of the Company, take any action (or agree to take or approve any action) which, to the knowledge of the Parent, would prevent, materially delay or materially impede the timely consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION  5.3  No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations.

SECTION  5.4  Certain Notices.  From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not cure any breach of any representation or warranty, covenant or agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice; and provided, further, that any breach of this Section 5.4, in and of itself, shall not constitute a breach of a covenant or agreement that would, in and of itself, (i) result in the failure of any condition contained in Section 7.2(b) or 7.3(b) or (ii) give rise to a termination right pursuant to Section 8.1(d) or 8.1(e).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION  6.1  Stockholders Meeting.  As promptly as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement (such meeting, including any adjournments or postponements, the “Stockholders Meeting”), (ii) subject to Section 6.4(e), include in the Proxy Statement the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the Merger and the approval of this Agreement (the “Company Board Recommendation”) and (iii) subject to Section 6.4(e), use its commercially reasonable efforts to obtain the Company Requisite Vote.

SECTION  6.2  Proxy Statement; Information Supplied.

(a)                                  As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement.  Subject to Section 6.4(e), the Company shall include in the Proxy Statement the Company Board Recommendation.  The Company, Parent and Merger Sub shall cooperate and consult with each other in the preparation of the Proxy Statement and all amendments and supplements thereto.  The Company shall respond to any comments of the SEC or its staff as promptly as possible after the receipt thereof and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments.  The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement.  The Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.  Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its stockholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing Parent a reasonable opportunity to review and comment on such documents and shall include in such documents comments reasonably proposed by Parent.

(b)                                 The Company agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to the Company’s stockholders and at the time of the Stockholders Meeting or the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the Company, Parent and Merger Sub agree to correct any information provided by it for inclusion in the Proxy Statement which shall have become false or misleading.

SECTION  6.3  Access to Information; Confidentiality.

(a)                                  From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, shall cause its subsidiaries to, and shall direct, and use its commercially reasonable efforts to cause, its and its subsidiaries’ officers, directors, employees, auditors and other representatives to, afford the officers, employees, auditors and other representatives of Parent and the prospective lenders and other parties involved in the Financing reasonable access at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books, records and information, and shall furnish Parent and the prospective lenders and other parties involved in the Financing with all financial, operating and other data and information as Parent and the prospective lenders and other parties involved in the Financing, through its officers, employees or representatives, may from time to time reasonably request.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries.  Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any Law in any material respect (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization).

(b)                                 Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 14, 2004, as amended, between the Company and Parent (the “Confidentiality Agreement”).  The Company will hold and treat and will cause its officers, employees, auditors and other representatives to hold and treat in confidence all non-public documents and information concerning Parent and its subsidiaries furnished to the Company in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.  The Company and Parent agree that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION  6.4  Acquisition Proposals.

(a)                                  The Company agrees that it and its subsidiaries shall not, and that it shall use its commercially reasonable efforts to ensure that none of its or its subsidiaries’ respective officers, directors, investment bankers, financial advisors, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the “Company Representatives”) shall, directly or indirectly, take any of the following actions:

(i)                                     initiate, solicit, encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or reaffirmation of any inquiry, proposal or offer (including any proposal or offer to the Company’s stockholders), that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below);

(ii)                                  engage in any negotiations or discussions concerning, or provide access to any properties, books and records, or any confidential information or data, of the Company or any of its subsidiaries to any person relating to or in connection with, any Acquisition Proposal;

(iii)                               take any action to render the Company Rights inapplicable to any Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the applicability of the Company Rights in connection with any Acquisition Proposal or the transactions contemplated thereby or, other than as contemplated by this Agreement in connection with the Merger, allow the Company Rights to expire prior to the expiration date, or take any action to exempt any person (other than Parent or its affiliates) from the restrictions on “business combinations”, “control share acquisitions” or “take-over bids” contained in Chapters 110F, 110D or 110C of the Massachusetts General Laws, respectively, or otherwise cause such restrictions not to apply; or

(iv)                              waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person (other than Parent or its affiliates); provided, however, that, if requested to do so by a third party who has contacted the Company to inform it that it desires to make an unsolicited bona fide Acquisition Proposal, but would be unable to do so without a waiver or modification of its existing standstill provisions, the Company may waive, modify or fail to enforce such standstill provisions (A) if the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable Law, and (B) solely to the extent necessary and for the limited purpose of permitting such third party to submit an unsolicited bona fide Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer (other than as set forth on Schedule 6.4(a) of the Company Disclosure Schedule) with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company or any of its significant subsidiaries or any acquisition in any manner of an equity interest representing a 15% or greater economic or voting interest in the Company or any of its significant subsidiaries, or with respect to the assets, securities or ownership interests of or in the Company or any of its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.

(b)                                 Notwithstanding the foregoing Section 6.4(a), at any time prior to the approval of this Agreement by the Company’s stockholders, the Company may (x) provide access to its properties, books and records in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the party so requesting such access or information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and provided that such access is also contemporaneously provided to Parent and its representatives to the extent not previously provided to Parent, or (y) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; provided that the Company shall be permitted take any of the actions set forth in the foregoing clauses (x) or (y) if, and only to the extent that, prior to taking any such action:

(i)                                     the Board of Directors of the Company shall have determined in good faith (A) after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable Law and (B) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as defined below) from the party that made the applicable Acquisition Proposal;

(ii)                                  the Company has complied in all material respects with the provisions of Section 6.4(a); and

(iii)                               the Company promptly notifies Parent in writing of the taking by it of such action.

A “Superior Proposal” means an Acquisition Proposal (with the references to “15% or greater” and “15% or more” contained therein being replaced with “90% or greater” and “90% or more”, respectively) that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the person making the proposal, and the Board of Directors of the Company determines, in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any modifications to the terms and provisions of this Agreement proposed by Parent in response to such Acquisition Proposal).

(c)                                  Promptly after receipt by the Company, its subsidiaries or any of the Company Representatives of any Acquisition Proposal, or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its subsidiaries or any of its or their respective directors, officers or the Company Representatives, the Company shall provide Parent with written notice of the material terms and conditions of any Acquisition Proposal (including information relating to any financing thereof) and the identity of any party making any Acquisition Proposal or requesting non-public information or seeking discussions or negotiations, and thereafter shall keep Parent informed, on a current basis, of the status and material terms and conditions of any proposals or offers (including promptly providing written notice to Parent of any material modifications or developments with respect to any Acquisition Proposal).  The Company shall contemporaneously make available to Parent (to the extent it has not previously done so) all nonpublic information made available to any person making any Acquisition Proposal.

(d)                                 The Company agrees that neither the Company, any of its subsidiaries nor any of their respective Boards of Directors or any committee thereof shall (i) fail to make, withhold, withdraw, modify or change in any manner adverse to Parent the Company Board Recommendation or (ii) approve of or recommend or take any position other than to recommend rejection of any Acquisition Proposal (each a “Change in Company Recommendation”) or enter into, or approve, authorize, recommend or propose to enter into, any agreement, letter of intent, memorandum of understanding, arrangement or other Contract with respect to any Acquisition Proposal; provided, however, that it is expressly agreed that any “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company which is limited to the statements described in Rule 14d-9(f) of the Exchange Act in connection with the commencement of a tender offer or exchange offer with respect to the Common Stock shall not be deemed to constitute a Change in Company Recommendation.

(e)                                  Notwithstanding the foregoing Section 6.4(d), if, at any time prior to the approval of this Agreement by the Company’s stockholders, the Company receives an unsolicited Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable Law, following the expiration of the Notice Period (as defined below) the Company’s Board of Directors may (x) effect a Change in Company Recommendation and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that the Board of Directors of the Company may not effect such a Change in Company Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i)                                     the Company has complied in all material respects with the provisions of this Section 6.4;

(ii)                                  the Company’s Board of Directors shall have first provided prior written notice to Parent that it intends to effect a Change in Company Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall attach the most current version of any proposed written agreements relating to the transaction that constitutes such Superior Proposal, including the identity of the person making such Superior Proposal;

(iii)                               during the three business day period following receipt of such notice by Parent (or longer period if extended by the mutual agreement of the Company and Parent) (the “Notice Period”), the Company and the Company Representatives have negotiated in good faith with Parent and the Parent Representatives (if Parent desires to so negotiate) to make such modifications to the terms of this Agreement as would make the Acquisition Proposal no longer a Superior Proposal;

(iv)                              following receipt of any proposal with respect to modifications to the terms of this Agreement by Parent, which proposal must be made prior to the expiration of the Notice Period, the Company’s Board of Directors has again determined in good faith, after consultation with its outside legal counsel, and after taking into account any such modifications proposed by Parent, that failure to effect a Change in Company Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable Law; and

(v)                                 in the event of any termination of this Agreement by the Company pursuant to clause (y) of this Section 6.4(e), the Company pays the termination fee under Section 8.2(b) concurrently with and as a condition of such termination.

The Company shall be required to deliver a new written notice in the event of any material revisions to the Superior Proposal, in which event the Notice Period shall commence following receipt of such new written notice by Parent).

(f)                                    The Company shall use its commercially reasonable efforts to take the necessary steps to inform the Company Representatives of the obligations undertaken in this Section 6.4 promptly following the date of this Agreement.  The Company and the Company Representatives shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

(g)                                 Prior to the termination of this Agreement in accordance with Section 8.1, (i) nothing contained in this Section 6.4 shall limit in any way the obligation of the Company to convene and hold the Stockholders Meeting in accordance with Section 6.1 of this Agreement and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

SECTION  6.5  Employment and Employee Benefits Matters.

(a)                                  For a period of 12 months following the Effective Time, Parent shall, or shall cause the Surviving Corporation and any other applicable subsidiaries to, provide to the employees of the Company or any of its subsidiaries who continue, on and after the Effective Time, as employees of the Surviving Corporation or any of its subsidiaries (“Continuing Employees”) base salary or wages, as applicable, any annual bonus opportunities and employee benefits (excluding stock purchase plans and other equity-based plans, programs and benefits or special retention bonus arrangements) that, in the aggregate, are no less favorable than the base salary or wages, as applicable, any annual bonus opportunities and employee benefits (excluding stock purchase plans and other equity-based plans, programs and benefits or special retention bonus arrangements), in the aggregate, provided to such Continuing Employees immediately prior to the date of this Agreement.

(b)                                 To the extent permitted under applicable Law, Parent shall, or shall cause its subsidiaries to, give Continuing Employees full credit for purposes of eligibility to participate, vesting and benefit accrual (other than with respect to any defined benefit plan) under the employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any of their applicable subsidiaries in which such Continuing Employees may participate for such Continuing Employees’ service with the Company or its subsidiaries to the same extent recognized by the Company or such subsidiaries under the corresponding Company Plans for the same purpose immediately prior to the Effective Time.

(c)                                  To the extent permitted under applicable Law, with respect to any “welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained by Parent, the Surviving Corporation or any of their applicable subsidiaries for the benefit of Continuing Employees on and after the Effective Time, Parent shall, or shall cause its subsidiaries to, (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of the Company and its subsidiaries and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations in respect of the year in which the Effective Time occurs, amounts paid by such Continuing Employees during such same year under the corresponding Company Plans for the same or similar purpose.

(d)                                 Nothing herein expressed or implied shall (i) confer upon any of the Company Employees, any rights or remedies (including, without limitation, any right to employment, or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the Agreement or (ii) subject to the provisions of Section 6.5(a) above and Section 6.5(e) below, obligate Parent, the Surviving Corporation or any of their respective subsidiaries to maintain any particular Company Plan or grant or issue any equity-based awards or limit the ability of Parent to amend or terminate any of such Company Plans to the extent permitted thereunder in accordance with their terms.

(e)                                  For a period of one year following the Closing Date, Parent shall cause to be provided to Company Employees severance benefits in an amount and on terms and conditions no less favorable than the applicable severance benefits, if any, payable by the Company to Company Employees prior to the date of this Agreement pursuant to the Company Severance Pay Policy identified in Section 3.10(a) of the Company Disclosure Schedule.

SECTION  6.6  Directors’ and Officers’ Indemnification and Insurance.

(a)                                  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law.  Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation to the same extent such persons are entitled to advancement of expenses pursuant to the articles of organization or bylaws of the Company or such subsidiary as in effect on the date hereof.

(b)                                 The articles of organization and by-laws of the Surviving Corporation or any successor shall contain provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers as are set forth in the Company’s Articles of Organization and By-laws as of the date of this Agreement.

(c)                                  The Surviving Corporation shall maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company (provided that Parent or the Surviving Corporation may (i) substitute therefor policies of at least the same coverage containing terms and conditions which are, in the aggregate, no less advantageous to any beneficiary thereof or (ii) arrange for “tail” coverage for such six-year period under the Company’s current directors’ and officers’ liability insurance policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that during this period, the Surviving Corporation shall not be required to maintain any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by the Company for its existing coverage, the amount of which is set forth in Section 6.6(c) of the Company Disclosure Schedule.

SECTION  6.7  Further Actions.

(a)                                  Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of the conditions contained in Article VII; (ii) obtain any consents of third parties necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any consents of experts required in connection with any filings under the Securities Act or Exchange Act; (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, the Company or any of their respective subsidiaries; (iv) as promptly as reasonably advisable following the date of this Agreement make all necessary filings, and as promptly as reasonably advisable make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) Antitrust Laws of any applicable jurisdiction, including the HSR Act, the ECMR and the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, and (C) any other applicable Law; and (v) take any action reasonably necessary to defend vigorously, lift, mitigate or, rescind the effect of any litigation or administrative proceeding involving any Governmental Entity or Person adversely affecting this Agreement or the transactions contemplated by this Agreement until receipt of a final order by a court of competent jurisdiction permanently enjoining the transaction as to which all available applications for review have been taken.  Without limitation of the foregoing, neither Parent nor the Company shall unreasonably withhold or delay its consent to any extension of any waiting period under the HSR Act or any other Antitrust Laws.

(b)                                 Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use reasonable best efforts to cooperate in all respects with each other in connection with the making of all filings, submissions or other written communications and the taking of all actions and efforts referred to in Section 6.7(a) (including providing copies of all filings, submissions or other written communications to any Governmental Entity or any other third party to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Entity or any proceeding by a private party with respect to any such filing, submission or other written communication.  Parent and the Company shall have the right to review reasonably in advance, and each shall consult the other on, all the information relating to Parent and its subsidiaries, or the Company and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger.  Each of Parent and the Company shall promptly notify and provide a copy to the other party of any written communication received from any Governmental Entity, including the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or the offices of any state Attorney General, the European Commission or any other third party with respect to any filing, submission or other written communication with respect to the Merger and the other transactions contemplated by this Agreement.  Each of Parent and the Company shall give the other reasonable prior notice of any proposed understanding, undertaking or agreement with, and, to the extent reasonably practicable, any communication with, any Governmental Entity regarding any such filing or any such transaction.  To the extent reasonably practicable, each of the Company and Parent shall give the other prior notice of any meeting or substantive conversation by such party or its representatives with any Governmental Entity or other third party in respect of any such filing, investigation or other inquiry, and, unless prohibited by such Governmental Entity or other third party, the opportunity to attend and participate.  Each of the parties to this Agreement will use its reasonable best efforts to consult and cooperate in all respects with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act, the ECMR or any other Antitrust Laws.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, Foreign Antitrust Laws, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)                                  From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of Parent or the Company, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries.

(d)                                 In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a), (b) and (c), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the European Commission or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement (including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby), which shall include Parent, the Company or any of the Company’s subsidiaries (i) agreeing that the Company or any of its subsidiaries may sell, hold separate, license or otherwise dispose of any of its assets or businesses or conduct its business in a manner which would resolve such objections or suits or (ii) permitting the sale, holding separate, licensing or other disposition of, any of the assets or businesses of the Company or any its subsidiaries or the conducting of the business of the Company or any its subsidiaries in a manner which would resolve such objections or suits.  Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the Termination Date.

(e)                                  Notwithstanding the foregoing or any other provision of this Agreement, neither Parent nor Merger Sub shall be required by this Section 6.7 or any other provision of this Agreement to take any action, agree to take any action or consent to the taking of any action, unless (i) the taking of such action is conditioned on the consummation of the Merger and (ii) such action would not result in, and would not reasonably be expected to result in, any of the following:

(A)                              (x) Parent or any of its affiliates (other than, following the consummation of the Merger, the Surviving Corporation or any of its subsidiaries) being required to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets or (y) any restrictions that would limit or restrict the ability of Parent or any of its affiliates (other than, following the consummation of the Merger, the Surviving Corporation or any of its subsidiaries) to own, retain, conduct or operate any business or assets; or

(B)                                (x) Parent, the Surviving Corporation or any of their respective affiliates being required to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets of the Surviving Corporation or any of its subsidiaries or (y) any restrictions that would limit or restrict the ability of Parent or any of its affiliates to own, retain, conduct or operate any business or assets of the Surviving Corporation or any of its subsidiaries, in any case, in the event that the taking of such actions or acceptance of such limitations would entail (i) any licensing, divestitures or other actions or limitations involving substantially all of one or more business segments or product lines of the Surviving Corporation and/or any of its subsidiaries having, individually or in the aggregate, net sales (on a basis consistent with the Company’s audited financial statements included in the latest Company SEC Reports) equal to or in excess of $400,000,000 for either of the twelve month periods ending December 31, 2004 or 2005 or (ii) any licensing, divestitures or other actions or limitations with respect to substantially all basketball-related footwear of the Surviving Corporation or any of its subsidiaries in the United States or with respect to substantially all footwear products of the Surviving Corporation or any of its subsidiaries in the “Classics” category in the United States, the European Union as a whole or the United Kingdom.

(f)                                    Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action, agree to take any action or consent to or permit the taking of any action pursuant to this Section 6.7 (including with respect to selling, licensing, transferring, assigning, leasing, otherwise disposing of or holding separate any of its businesses or assets or owning, retaining, conducting or operating any of its businesses or assets in a specified manner) without the prior written consent of Parent.  Nothing contained in this Section 6.7 or any other provision of this Agreement shall limit the discretion of Parent with respect to the time within which to propose, accept or consent to any resolution or settlement or other agreement with any Governmental Entity or other third party with respect to the transactions contemplated by this Agreement so long as such proposal, acceptance or consent, if any, is made in sufficient time so as not to delay the consummation of the transactions contemplated by this Agreement beyond the Termination Date.

SECTION  6.8  Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION  6.9  Takeover Statutes.  Subject to Section 6.4, if any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and their respective Board of Directors shall, subject to applicable Law, grant any approvals and take any actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of any Takeover Statute on these transactions.

SECTION  6.10  Section 16(b).  The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION  6.11  Third Party Consents.  The Company shall use its commercially reasonable efforts to promptly obtain all consents, approvals, authorizations, and waivers of, and to give all notices to each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including obtaining all consents, approvals, authorizations and waivers, and giving all notices, required under the Contracts listed on Section 6.11 of the Parent Disclosure Schedule; provided, however, that (i) the Company shall not amend in any material respect or agree to amend in any material respect, or waive any material right or material economic benefit under, any such Contract in connection with obtaining such consents, approvals, authorizations and waivers without Parent’s prior written consent; (ii) the Company shall not be required to amend in any material respect or agree to amend in any material respect, or waive any material right or material economic benefit under, any such Contract unless such amendment, agreement or waiver is conditioned on the closing of the transactions contemplated by this Agreement; and (iii) in connection with obtaining such consents, approvals, authorizations and waivers, or the giving of such notices, the Company shall not incur any out of pocket costs or any other obligation or liability without Parent’s prior written consent, unless such costs, obligation or liability is de minimis in nature; provided further, however, in no event shall obtaining any such consent, approval, authorizations or waivers be required as a condition to Closing hereunder.

SECTION  6.12  Financing.  At the cost and expense of Parent, the Company (i) shall, (ii) shall cause its subsidiaries to, and (iii) shall use its commercially reasonable efforts to cause its and their respective officers, employees, advisors and accountants to, reasonably cooperate with Parent and Merger Sub in connection with the arrangement by Parent of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement (any such arrangements, the “Financing”).

SECTION  6.13  Director Resignations.  The Company shall obtain and deliver to Parent at or prior to the Closing the written resignations, effective as of the Effective Time, of each of the directors of the Company.

SECTION  6.14  Delisting.  The Company shall use its commercially reasonable efforts to cause the Common Stock to be de-listed from the NYSE effective as of the Effective Time.

SECTION  6.15  Restructuring.  At the request of Parent, the Company shall use its commercially reasonable efforts to implement any reasonable proposals made by Parent with respect to the restructuring of the Company’s subsidiaries prior to the Closing (including the conversion of Reebok Securities Holdings Corp. to a limited liability company and RBK

Holdings plc to a private limited company), effective immediately prior to the Closing, so long as the implementation of such proposals does not result in any costs (including as a result of breaches of contracts, agreements or understandings) or adverse tax consequences to the Company or any of its subsidiaries, taken as a whole, in any case, for which Parent has not agreed to reimburse the Company.

ARTICLE VII

CONDITIONS OF MERGER

SECTION  7.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                                  This Agreement shall have been approved by the stockholders of the Company by the Company Requisite Vote.

(b)                                 (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) all required approvals by the European Commission applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iii) all required approvals of the competent authority of any member state of the European Union applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iv) all approvals or filings required to consummate the Merger pursuant to any Foreign Antitrust Law of the jurisdictions listed in Section 7.1(b) of the Parent Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; and (v) all other required approvals of any Governmental Entity under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, except, in the case of this clause (v), if the failure to obtain such approval or failure of such waiting period to terminate or expire, individually or in the aggregate, would not reasonably be expected either to result in a Company Material Adverse Effect or to lead to criminal prosecution of any director, officer or employee of the Company, Parent, the Surviving Corporation or their respective subsidiaries.

(c)                                  (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement, or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation.

SECTION  7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                                  (i)  The representations and warranties of the Company set forth in Sections 3.3(a) shall be true and correct (except for any immaterial deviations), as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct only as of the specified date); and (ii) each of the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant to this Agreement (disregarding all materiality or Company Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all materiality or Company Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement.

(b)                                 The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c)                                  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)                                 The aggregate number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have exercised appraisal rights or provided notice of the intention to exercise appraisal rights in accordance with the provisions of Part 13 of the MBCA shall constitute less than ten percent (10%) of the shares of Common Stock outstanding as of the date of this Agreement, as set forth in Section 3.3(a)(i).

SECTION  7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                                  The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent pursuant to this Agreement (disregarding all materiality or a Parent Material Adverse Effect, qualifications and exceptions or any similar standard or qualification contained therein), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all materiality or a Parent Material Adverse Effect, qualifications and exceptions or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c)                                  The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION  8.1  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval of this Agreement by the stockholders of the Company:

(a)                                  by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either Parent or the Company if any Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to prevent the issuance of such Order and, until the time that such Order becomes final and nonappealable, to cause any such Order to be vacated or otherwise rendered of no effect, and shall have otherwise complied with its obligations under Section 6.7 (subject to the limitations contained therein);

(c)                                  by either Parent or the Company if the Effective Time shall not have occurred on or before August 2, 2006 (such date, or the date of any extension thereof under this Section 8.1(c), the “Termination Date”); provided, however, that if, on the original Termination Date, the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been fulfilled but all other conditions to Closing shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall be automatically extended for ninety (90) days; provided, further that, if on the date that is ninety (90) days after the original Termination Date, the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been fulfilled but all other conditions to Closing shall have been fulfilled or shall be capable of being fulfilled, then the Company shall have the right to extend the Termination Date for an additional one hundred (180) days; provided, further however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has resulted in the failure of the Effective Time to occur on or before the Termination Date;

(d)                                 by the Company:

(i)                                     if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that (A) the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and (B) such breach is not reasonably capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) 20 business days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)                                  if there shall have occurred any change, event, circumstance or effect as a result of which the condition set forth in Section 7.3(a) would not be satisfied; or

(iii)                               prior to obtaining the Company Requisite Vote, in accordance with, and subject to the terms and conditions of, Section 6.4(e);

(e)                                  by Parent:

(i)                                     if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that (A) the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and (B) such breach is not reasonably capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) 20 business days following notice of such breach and (II) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)                                  if there shall have occurred any change, event, circumstance or effect as a result of which the condition set forth in Section 7.2(a) would not be satisfied; or

(iii)                               if the Board of Directors of the Company (A) shall have effected a Change in Company Recommendation, or (B) shall have recommended to the stockholders of the Company any Acquisition Proposal other than the Merger; or

(f)                                    by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting, this Agreement shall not have been approved by the Company Requisite Vote.

SECTION  8.2  Effect of Termination.

(a)                                  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 3.16, 4.4, 6.3(b), this Section 8.2,

Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach hereof occurring prior to such termination.

(b)                                 In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or by Parent pursuant to Section 8.1(e)(iii), then the Company shall pay to Parent $100,000,000 (such amount, the “Termination Fee”) at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(iii) or as promptly as possible (but in any event within two business days) in the case of a termination pursuant to Section 8.1(e)(iii), in each case payable by wire transfer of same day funds.

(c)                                  In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f) and, at any time after the date of this Agreement and prior to the Stockholders Meeting, an Acquisition Proposal shall have been made known to the Company or publicly disclosed and (ii) within 12 months after such termination, the Company enters into an agreement in respect of an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent the Termination Fee, by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the Acquisition Proposal, as may be applicable.

(d)                                 (i) (A) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) and, at any time after the date of this Agreement and prior to the event giving rise to Parent’s right to terminate this Agreement pursuant to Section 8.1(e)(i), an Acquisition Proposal shall have been made known to the Company or publicly disclosed, or (B) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) and, prior to the Termination Date, an Acquisition Proposal shall have been made known to the Company or publicly disclosed and (ii) within 12 months after such termination, the Company enters into an agreement in respect of an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent the Termination Fee, by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the Acquisition Proposal, as may be applicable.

(e)                                  In the event that this Agreement is terminated by Parent or the Company (A) pursuant to Section 8.1(c) solely as a result of the failure to obtain necessary approvals under applicable Antitrust Laws or (B) pursuant to Section 8.1(b) as a result of the applicable waiting period under the HSR Act or the ECMR not having expired or terminated then, in any such event, Parent shall pay $75,000,000 to the Company, by wire transfer of same day funds, as promptly as possible (but in any event within two (2) business days of such termination).

(f)                                    The parties hereto agree that the remedies provided in this Section 8.2 will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the parties.  In addition, for purposes of this Section 8.2, “Acquisition Proposal” shall mean any proposal or offer (other than as set forth in Section 6.4(a) of the Company Disclosure Schedule) with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company or any of its significant subsidiaries or any acquisition in any manner of an equity interest representing a 90% or greater economic or voting interest in the Company, or with respect to the assets, securities or ownership interests of or in the Company or any of its subsidiaries representing 90% or more of the consolidated assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.

(g)                                 Each of the Company and Parent acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  Accordingly, if either party fails to timely pay any amount due pursuant to this Section 8.2, and, in order to obtain the payment, the other party commences a suit which results in a judgment against the first party for the payment set forth in this Section 8.2, the losing party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. in effect on the date the payment was required to be made.

SECTION  8.3  Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement, the Merger and the other transactions contemplated hereby.

SECTION  8.4  Amendment.  This Agreement may be amended to the fullest extent permitted by Law by the parties hereto by action taken by or on behalf of their respective Boards of Directors or Supervisory or Executive Boards, as the case may be, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company or Merger Sub.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION  8.5  Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

SECTION  9.1  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

SECTION  9.2  Notices.  All notices, requests, claims, instructions, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub:

adidas-Salomon AG

Adi-Dassler-Str. 1-2

91074 Herzogenaurach

Germany

Attention: General Counsel

Facsimile: +49 9132-084-2443

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY  10017

Attention:  Charles I. Cogut, Esq.

William R. Dougherty, Esq.

Facsimile:  212-455-2502

if to the Company:

Reebok International Ltd.

1895 J.W. Foster Boulevard

Canton, Massachusetts 02021

Attention:  General Counsel

Facsimile: 781-401-4780

with an additional copy (which shall not constitute notice) to:

Ropes & Gray, LLP

One International Place

Boston, MA  02110

Attention: Keith F. Higgins, Esq.

Jane D. Goldstein, Esq.

Facsimile: 617-951-7050

SECTION  9.3  Certain Definitions.  For purposes of this Agreement, the term:

(a)                                  “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)                                 “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c)                                  “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Herzogenaurach, Federal Republic of Germany;

(d)                                 “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise;

(e)                                  “corresponding section” means the section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, which corresponds to the section number of the representation or warranty qualified and each other section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, which contains a disclosure where it is readily apparent on the face of the information disclosed that it should be an exception to such representation or warranty;

(f)                                    “knowledge” (i) with respect to the Company means the actual knowledge of such matter of any of the persons set forth in Section 9.3(f) of the Company Disclosure Schedule, and (ii) with respect to Parent or Merger Sub means either the actual knowledge of such matter of any of the persons set forth in Section 9.3(f) of the Parent Disclosure Schedule;

(g)                                 “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(h)                                 “subsidiary” of any person means any other person of which (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the Board of Directors or other body performing similar functions or (iii) such person, directly or indirectly, owns or controls 50% or more of the stock or other equity interests of such other person;

(i)                                     “U.S. generally accepted accounting principles” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein, if applicable, or otherwise as in effect on the date of this Agreement.

SECTION  9.4  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION  9.5  Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  The Company Disclosure Schedule and the Parent Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.  This Agreement shall not be assigned by operation of Law or otherwise.

SECTION  9.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including the provisions of Section 6.5, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.6 which shall inure to the benefit of the Indemnified Parties.

SECTION  9.7  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the MBCA is applicable hereto.

SECTION  9.8  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION  9.9  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION  9.10  Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state courts of the State of New York sitting in the City of New York, the state courts of the Commonwealth of Massachusetts sitting in the City of Boston or any court of the United States located in the City of New York or in the City of Boston in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state courts of the State of New York sitting in the City of New York or any court of the United States located in the City of New York or the City of Boston and (iv) consents to service being made through the notice procedures set forth in Section 9.2.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION  9.11  Enforcement of Agreement; Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction in injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the State of New York sitting in the City of New York or the City of Boston or any court of the United States located in the City of New York or the City of Boston, this being in addition to any other remedy to which such party is entitled at law or in equity.

SECTION  9.12  Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION  9.13  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on the following page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

adidas-Salomon AG

By:	/s/ Herbert Hainer

By:	/s/ Robin Stalker

RUBY MERGER CORPORATION

By:	/s/ Frank A. Dassler

By:	/s/ Natalie Knight

REEBOK INTERNATIONAL LTD.

By:	/s/ Paul B. Fireman
Name:
Title:

(Signature Page to Agreement and Plan of Merger)